Exhibit 4.1

MASTER GUARANTEE

GUARANTEE (this “Guarantee”), dated as of October 5, 2010 among (i) PEPSICO, INC., a North Carolina corporation (the “Guarantor”), (ii) BOTTLING GROUP, LLC, a Delaware limited liability company (“BGLLC”) and (iii) PEPSI-COLA METROPOLITAN BOTTLING COMPANY, INC., a New Jersey corporation (“Metro,” and together with BGLLC, the “Obligors,” and each, an “Obligor”), as successor to (x) PepsiAmericas, Inc., a Delaware corporation (“PAS”) under (I) that certain indenture (as amended and supplemented from time to time, the “PAS 1993 Indenture”) dated as of January 15, 1993 between PAS (as successor to Whitman Corporation, a Minnesota corporation (“Whitman Corp.”)) and The Bank of New York Mellon Trust Company, N.A. (as ultimate successor in interest to The First National Bank of Chicago), as trustee (together with its successors, the “PAS 1993 Indenture Trustee”) and (II) that certain indenture (as amended and supplemented from time to time, the “PAS 2003 Indenture”) dated as of August 15, 2003 between PAS and Wells Fargo Bank, National Association, a national banking association, formerly known as Wells Fargo Bank Minnesota, National Association, as trustee (together with its successors, the “PAS 2003 Indenture Trustee”) and (y) The Pepsi Bottling Group, Inc., a Delaware corporation (“PBG”) under that certain indenture (as amended and supplemented from time to time, the “PBG Indenture”) dated as of March 8, 1999 among PBG, BGLLC and The Bank of New York Mellon, as successor to The Chase Manhattan Bank, as trustee (together with its successors, the “PBG Indenture Trustee”).

WHEREAS, BGLLC has heretofore issued the following four series (each, a “Series”) of its Issued Notes (as defined below):

(i) $400,000,000 principal amount of its 5.00% Senior Notes due November 15, 2013 (the “BGLLC 2013 Notes”), issued pursuant to that certain indenture (as amended and supplemented from time to time, the “BGLLC October 2003 Indenture”) dated October 1, 2003 between BGLLC and The Bank of New York Mellon, as successor to JPMorgan Chase Bank, as trustee (together with its successors, the “BGLLC October 2003 Indenture Trustee”);

(ii) $250,000,000 principal amount of its 4.125% Senior Notes due June 15, 2015 (the “BGLLC 2015 Notes”), issued pursuant to that certain indenture (as amended and supplemented from time to time, the “BGLLC June 2003 Indenture”) dated June 10, 2003 between BGLLC and The Bank of New York Mellon, as successor to JPMorgan Chase Bank, as trustee (together with its successors, the “BGLLC June 2003 Indenture Trustee”);

(iii) $800,000,000 principal amount of its 5.5% Senior Notes due April 1, 2016 (the “BGLLC 2016 Notes”), issued pursuant to that certain indenture (as amended and supplemented from time to time, the “BGLLC 2006 Indenture,” and together with the PAS 1993 Indenture, the PAS 2003 Indenture, the PBG Indenture, the BGLLC October 2003 Indenture and the BGLLC June 2003 Indenture, the “Indentures,” and each, an “Indenture”) dated March 30, 2006 between BGLLC and The Bank of New York Mellon, as successor to JPMorgan Chase Bank, N.A., as trustee (together with its successors, the “BGLLC 2006 Indenture Trustee,” and together with the PAS 1993 Indenture Trustee, the PAS 2003 Indenture Trustee, the PBG Indenture Trustee, the BGLLC October 2003 Indenture Trustee and the BGLLC June 2003 Indenture Trustee, the “Trustees,” and each, a “Trustee”); and

(iv) $750,000,000 principal amount of its 5.125% Senior Notes due January 15, 2019 (the “BGLLC 2019 Notes”), issued pursuant to the BGLLC 2006 Indenture;

WHEREAS, Metro’s predecessor PAS, or PAS’s predecessor Whitman Corp., has heretofore issued the following 10 Series of its Issued Notes:

(i) $250,000,000 principal amount of its 5.625% Notes due May 31, 2011 (the “PAS 2011 Notes”), issued pursuant to the PAS 2003 Indenture;

(ii) $300,000,000 principal amount of its 5.75% Notes due July 31, 2012 (the “PAS 2012 Notes”), issued pursuant to the PAS 2003 Indenture;

(iii) $150,000,000 principal amount of its 4.50% Notes due March 15, 2013 (the “PAS 2013 Notes”), issued pursuant to the PAS 1993 Indenture;

(iv) $350,000,000 principal amount of its 4.375% Notes due February 15, 2014 (the “PAS 2014 Notes”), issued pursuant to the PAS 2003 Indenture;

(v) $300,000,000 principal amount of its 4.875% Notes due January 15, 2015 (the “PAS January 2015 Notes”), issued pursuant to the PAS 2003 Indenture;

(vi) $100,000,000 ($9,000,000 remaining after tender) principal amount of its 7.625% Notes due June 15, 2015 (the “PAS June 2015 Notes”), issued pursuant to the PAS 1993 Indenture;

(vii) $250,000,000 principal amount of its 5.00% Notes due May 15, 2017 (the “PAS 2017 Notes”), issued pursuant to the PAS 2003 Indenture;

(viii) $100,000,000 principal amount of its 7.29% Notes due September 15, 2026 (the “PAS 7.29% 2026 Notes”), issued pursuant to the PAS 1993 Indenture;

(ix) $25,000,000 principal amount of its 7.44% Notes due September 15, 2026 (the “PAS 7.44% 2026 Notes”), issued pursuant to the PAS 1993 Indenture; and

(x) $250,000,000 principal amount of its 5.50% Notes due May 15, 2035 (the “PAS 2035 Notes”), issued pursuant to the PAS 2003 Indenture;

WHEREAS, Metro’s predecessor PBG has heretofore issued a single Series of $1,000,000,000 principal amount of its 7.00% Senior Notes due March 1, 2029 (the “PBG 2029 Notes,” and together with the BGLLC 2013 Notes, the BGLLC 2015 Notes, the BGLLC 2016 Notes, the BGLLC 2019 Notes, the PAS 2011 Notes, the PAS 2012 Notes, the PAS 2013 Notes, the PAS 2014 Notes, the PAS January 2015 Notes, the PAS June 2015 Notes, the PAS 2017 Notes, the PAS 7.29% 2026 Notes, the PAS 7.44% 2026 Notes and the PAS 2035 Notes, the “Issued Notes”), issued pursuant to the PBG Indenture;

WHEREAS, the Guarantor has heretofore guaranteed the following two Series of BGLLC’s notes:

(i) $1,000,000,000 principal amount of BGLLC’s 4.625% Senior Notes due November 15, 2012; and

(ii) $1,300,000,000 principal amount of BGLLC’s 6.95% Senior Notes due March 15, 2014;

WHEREAS, the Guarantor is the direct or indirect owner of 100% of the issued and outstanding capital stock of each of the Obligors, and the Guarantor considers that it will derive certain benefits from fully, unconditionally and irrevocably guaranteeing the Issued Notes on the terms set forth in this Guarantee, including the terms of discharge set forth herein; and

WHEREAS, the execution and delivery of this Guarantee have been duly authorized by the Guarantor and the Obligors;

NOW, THEREFORE, the Guarantor and the Obligors agree as follows for the benefit of each other and for the equal and ratable benefit of the Benefitted Parties (as defined below).

ARTICLE 1
Definitions

Section 1.01.  Definitions.  As used in this Guarantee, the following terms have the following meanings:

“Benefitted Party” is defined in Section 2.01(c)(i).

“Guarantee” is defined in the preamble.

“Guarantor” is defined in the preamble.

“Holder” and “Holder of Issued Notes” means a Person in whose name an Issued Note is registered in the register of Issued Notes maintained by or on behalf of the Trustee for such Series of Issued Notes.

“Indenture” is defined in the recitals.

“Issued Notes” is defined in the recitals.

“Obligor” is defined in the preamble.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, or government, or any agency or political subdivision thereof.

“Series” is defined in the recitals.

“Trustee” is defined in the recitals.

ARTICLE 2
The Guarantee

Section 2.01.  Guarantee.

(a) The Guarantor unconditionally and irrevocably guarantees to each Holder of an Issued Note authenticated and delivered by any Trustee under an Indenture and to each such Trustee and its successors and assigns, that:

(i) the principal of, premium, if any, and interest on such Issued Note will be duly and punctually paid in full when due, whether at stated maturity, by acceleration, redemption or otherwise, together with interest on overdue principal, and premium, if any, and (to the extent permitted by law) interest on any interest, if any, on such Issued Note and all other monetary obligations of the applicable Obligor to such Holder and the Trustee under the applicable Indenture for such Issued Note or under such Issued Note will be promptly paid in full, all in accordance with the terms hereof; and

(ii) in case of any extension of time of payment or renewal of any Issued Note or any of such other monetary obligations, the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration, redemption or otherwise, all in accordance with the terms hereof.

(b) In accordance with the terms of this Article 2 and the Guarantee of the Obligors’ obligations under the Issued Notes set forth in subsection (a), failing payment when due of any amount so guaranteed, or failing performance of any other monetary obligation of any Obligor to any Holder or any Trustee, for whatever reason, the Guarantor will be obligated to pay, or to perform or to cause the performance of, such amount so guaranteed immediately.

(c) In accordance with the terms of this Article 2 and the Guarantee, the Guarantor hereby agrees that its obligations under the Guarantee shall be unconditional, irrespective of the validity, regularity or enforceability of the Issued Notes or the applicable Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Issued Notes with respect to any thereof, the entry of any judgment against the applicable Obligor, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of the Guarantor.  The Guarantor hereby waives and relinquishes:

(i) any right to require any Trustee or any Holder (each, a “Benefitted Party”) to proceed against any Obligor or any other Person or to proceed against or exhaust any security held by a Benefitted Party at any time or to pursue any other remedy in any secured party’s power before proceeding against the Guarantor;

(ii) any defense that may arise by reason of the incapacity, lack of authority, death or disability of any other Person or Persons or the failure of a Benefitted Party to file or enforce a claim against the estate (in administration, bankruptcy or any other proceeding) of any other Person or Persons;

(iii) demand, protest and notice of any kind (except as expressly required by the applicable Indenture), including but not limited to notice of any action or non-action on the part of the Guarantor, any Obligor, any Benefitted Party, any creditor of the Guarantor, any Obligor or on the part of any other Person whomsoever in connection with any obligations the performance of which are guaranteed under the Guarantee;

(iv) any defense based upon an election of remedies by a Benefitted Party, including but not limited to an election to proceed against the Guarantor for reimbursement;

(v) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; and

(vi) any defense based on any borrowing or grant of a security interest under Section 364 of Title 11, U.S. Code, as amended, or any similar state or federal law for the relief of debtors.

(d) The Guarantor hereby covenants that the Guarantee will not be discharged except, with respect to each Indenture:

(i) by payment in full of all principal, premium, if any, and interest on the Issued Notes under such Indenture and all other monetary obligations to the Holders and the Trustee to the extent provided for under such Indenture by the applicable Obligor, or

(ii) by payment in full of all principal, premium, if any, and interest on the Issued Notes under such Indenture and all other monetary obligations to the Holders and the Trustee to the extent provided for under such Indenture by the Guarantor, or

(iii) upon satisfaction and discharge of such Indenture in accordance with its terms, or

(iv) upon the occurrence of legal defeasance under such Indenture in accordance with its terms.

(e) This is a Guarantee of payment and not of collectibility.

(f) If any Holder or any Trustee is required by any court or otherwise to return to either an Obligor or the Guarantor, or any trustee or similar official acting in relation to either an Obligor or the Guarantor, any amount paid by an Obligor or the Guarantor to such Trustee or such Holder, the Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

(g) The Guarantor agrees that, as between it, on the one hand, and the Holders of the Issued Notes of each Series and the Trustee under the Indenture for such Series, on the other hand,

(i) the maturity of the obligations guaranteed under the Guarantee in respect of such Series of Issued Notes may be accelerated as provided with respect to such Series of Issued Notes in the Indenture governing such Series for the purposes hereof, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations under such Series of Issued Notes guaranteed hereby, and

(ii) in the event of any acceleration of such obligations as provided in the Indenture governing such Series, such obligations so guaranteed under the Guarantee (whether or not due and payable) shall forthwith become due and payable by the Guarantor for the purpose of the Guarantee.

Section 2.02.  No Endorsement Necessary.  The Guarantor agrees that the Guarantee set forth in this Article 2 will remain in full force and effect and apply to all the Issued Notes, notwithstanding the lack of endorsement on any Issued Note of a notation of the Guarantee.

Section 2.03.  Subrogation.  Upon making any payment with respect to any obligation of an Obligor under this Article 2, any Indenture or any Issued Note, the Guarantor will be subrogated to the rights of the payee against such Obligor with respect to such obligation, provided that the Guarantor may not enforce any right of subrogation with respect to such payment so long as any amount payable by such Obligor under any Indenture or under any Issued Note remains unpaid.

ARTICLE 3
Miscellaneous

Section 3.01.  Stockholders Etc.  No stockholder, officer, director or incorporator, as such, past, present or future of the Guarantor shall have any liability under this Guarantee by reason of his, her or its status as such stockholder, officer, director or incorporator.

Section 3.02.  Obligors Not Guarantors.  Nothing in this Guarantee shall be construed as a guarantee by an Obligor of any obligation of the other Obligor or of the Guarantor.

Section 3.03.  Amendments.  Any provision of this Guarantee may be amended or waived with respect to a particular Series of Issued Notes if, and only if, such amendment or waiver is in writing and signed by the Guarantor, the Obligor under such Series of Issued Notes and the Trustee for such Series of Issued Notes, acting with the consent of such proportion of the Holders of such Series of Issued Notes as would be required to approve a supplemental indenture to the Indenture under which such Series of Issued Notes was issued (excluding for this purpose any such supplemental indenture that would require the consent of each such Holder to be bound thereby, or that would not require the consent of any Holder).

Section 3.04.  Successors and Assigns.  This is a continuing Guarantee and shall remain in full force and effect from and including the date hereof and shall be binding upon the Guarantor and the Obligors and their respective successors and assigns until it may be discharged in accordance with Section 2.01(d) and shall inure to the benefit of the successors and assigns of each Trustee and the Holders of the Issued Notes, and, in the event of any transfer or assignment of rights by any Holder or any Trustee, the rights and privileges herein conferred upon that party shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions hereof.

Section 3.05.  Beneficiaries of Guarantee.  This Guarantee is for the express benefit of the Benefitted Parties as third party beneficiaries hereof.  Nothing in this Guarantee, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Guarantee.

Section 3.06.  Governing Law.  This Guarantee and the rights of the parties and Benefitted Parties hereunder will be governed by, construed and enforced in accordance with the laws of the State of New York without regard to conflicts of law principles thereof.

Section 3.07.  Counterparts; Effectiveness.  This Guarantee may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Guarantee shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Guarantee to be duly executed by their respective authorized representatives as of the day and year first above written.

PEPSICO, INC.

By:	/s/ Kimberly Rector
	Name:	Kimberly Rector
	Title:	Vice President & Assistant Treasurer

BOTTLING GROUP, LLC

By:	/s/ Kimberly Rector
	Name:	Kimberly Rector
	Title:	Officer of Bottling Group, LLC and Vice President & Assistant Treasurer of PepsiCo, Inc.

PEPSI-COLA METROPOLITAN BOTTLING COMPANY, INC.

By:	/s/ Kimberly Rector
	Name:	Kimberly Rector
	Title:	Vice President & Treasurer